Exhibit 10.42

March 7, 2011

Kamal Ahluwalia

811 San Marco Ave

Fremont, CA 94539

Dear Kamal:

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer for you to join Selectica, in the position of Chief Strategy Officer, commencing on March 28, 2011 and reporting to Jason Stern. In this position, you will be responsible for development, execution, and evangelizing Selectica's core strategic vision.

Orientation Information: On your first day of work, you should plan to report to Jason Stern at 9:00am. Your new employee orientation meeting should be scheduled the same day. Please contact Molly Mckibben to go over new hire information.

Here are the specific details of our offer:

TriNet HR Corporation: This letter and accompanying enclosure will summarize important details of matters pertaining to your employment. Also enclosed is information about current benefits, which are provided to the workforce here at Selectica. Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization.  As a result of Selectica's arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers here at Selectica will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at Selectica.

Base Compensation: Your compensation will be $4038.46 per week which equates to $210,000 annually, with a variable compensation of $65,000 annually less payroll deductions and required taxes and withholdings, and will be paid on the 15th and last day of the month. This is an exempt position and you are expected to work during the core hours of 9 to 5, Monday through Friday as well as those hours necessary to get the job done.

Stock Options: Subject to Board approval, you will be granted 7,500 RSU shares and you will receive an option to purchase 17,500 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of the Company's Common Stock per share on the day when your option is granted by the Company's Board of Directors. You will vest in 25% of the option shares after 12 months of continuous service, and the remaining balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. In addition you will be eligible for an additional 2500 performance based RSU's. The value of your equity will be re-evaluated and could change with board approval to the employee's equity plan.

Benefits: Selectica, through TriNet, offers a full range of benefits for you and your qualified dependents as outlined in the attached Summary of Benefits. A presentation of our benefits program will be given to you during your first week of employment. Information about these benefits is included with this letter, and additional information will be available on-line on the terms and conditions included in the End User License Agreement (EULA) each new employee must accept in order to access TriNet's on-line self service portal, HR Passport.

This offer of employment is contingent upon you fulfilling each of the following terms:

Acknowledgement of Company Handbook and Confidentiality Agreement: As a Selectica employee, you are required to follow its rules and regulations. Therefore you will be asked to acknowledge in writing that you have read the Selectica employee handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement''), which prohibits, among other things, the unauthorized use or disclosure of TriNet's confidential and proprietary information. In order to retain necessary flexibility in the administration of its policies and procedures, Selectica reserves the right to change or revise it policies, procedures, and benefits at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, please review the enclosed I-9 Form and "Lists of Acceptable Documents" as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment. Also enclosed are additional new hire forms that you should complete and bring with you on your first day of work.

At Will Employment: Please understand, as stated in all job offers, Selectica is an employment-at-will company. That means that you or the Company may terminate your employment at any time, with or without case and with or without prior notice. Accordingly, this letter is not a contract and should not be construed as creating contractual obligations.

This offer letter, together with your Proprietary Information Agreement and EULA, forms the complete and exclusive statement of your employment with Selectica. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of Selectica. Additionally, Selectica reserves the right to revoke this offer should it not receive a satisfactory reference check and background screen for you.

If you wish to accept employment at Selectica under the terms described above, please sign and date this letter, the Proprietary Information Agreement, and background check, and return both in the enclosed self-addressed stamped envelope by March 10, 2011. Please retain copies for your records.

Kamal, we are excited that you are joining Selectica's team and feel that you have a great deal to contribute. If you have any questions, please feel free to call Molly McKibben at 408-545-2S08.

Sincerely,

/S/ JASON STERN

CEO

I understand and accept the terms of this employment offer.

/S/ KAMAL AHLUWALIA

03/28/11
Date

03/28/11
Start Date

cc: HR

Enclosures: Proprietary Information and Inventions Agreement Background Check